Exhibit 10.1

FIRST AMENDMENT

TO THE

SUNSHINE HEART, INC.

NEW-HIRE EQUITY INCENTIVE PLAN

The Sunshine Heart, Inc. New-Hire Equity Incentive Plan (the “Plan”) is hereby amended in the following respects, effective October 21, 2013, in accordance with Sections 2(b)(vi) and 2(c)(i) of the Plan.

The first sentence of Section 3(a) of the Plan is deleted in its entirety and replaced with the following sentence:

“Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed, in the aggregate, 600,000 shares (the “Share Reserve”).”